Exhibit 99.1

Remarks of President and Chief Executive at the Company’s Annual

Stockholders Meeting on September 28, 2012

During fiscal year 2012, we generated double-digit sales growth over the prior year, increased the return on our direct-response advertising campaign compared with last year, and implemented process improvements that allowed us to operate in a more efficient manner. As a result of these efforts, we were able to increase our operating margins by over 45% through the first three quarters of fiscal year 2012 compared with the first three quarters of last year.

Our direct-response advertising campaign continues to be the driving force behind our sales growth. We are on track to spend approximately $13 million on direct-response advertisements this year. Even though we spent about $2 million less this year compared with last year, we were able to acquire more Urology customers with this year's advertising spend versus last year's, which has contributed to our increased returns on our advertising spend and our increased profit margins this year.

During the first half of fiscal year 2012, we implemented a customized reorder program, which reduced the amount of resources required to manage our recurring customer orders and increased our response time to our customers’ medical supply needs. During the fourth quarter of this year, we completed the implementation of a new electronic billing system that will enable us to process insurance claims and work claim denials in a more efficient manner. As part of the new electronic billing system, our customers have the ability to receive electronic statements and pay their co-payments online. These enhancements to our billing and collections process should help improve our cash flow and provide the tools necessary to reduce the number of days of outstanding accounts receivable.

For fiscal year 2013, we will continue to drive our sales growth through our direct-response advertising campaign, invest in new technology to improve our productivity and increase customer retention, expand our employee base and infrastructure, and seek out new opportunities to increase our market share in the growing medical supply market.

On behalf of all our employees, the Liberator Board of Directors, and myself as a shareholder, CEO, and founder of this company, it is our pledge to work diligently to produce not only another great year but to maximize shareholder value and set new standards of excellence for all medical supply companies like Liberator. Thank you all for attending today and this concludes our fiscal year 2012 annual shareholder meeting.